Exhibit 10.10

Gigamon 598 Gibraltar Dr., Milpitas, CA 95035 T. 408.263.2022 F. 408.263.2023 www.gigamon.com

April 16, 2012

PERSONAL AND CONFIDENTIAL

Dear Andrew:

On behalf of the entire Board of Gigamon LLC (the “Company”), I am delighted to invite you to join us as a Director of the Company, subject to formal approval of the Board of Directors (the “Board”). The responsibilities of Board Members and our general governance policies are described in our “Restated Limited Liability Company Agreement of Gigamon LLC” which is included with this letter. This letter describes a summary of the financial terms of this offer, but you will also be eligible for protection under the Company’s director and officer liability insurance policies.

Your cash compensation as a Director will include a paid Board meeting fee of $1,000 for each Board meeting attended in person or via telephone. For each Board meeting attended in person, all reasonable travel and out of pocket expenses will be paid or reimbursed by Company. In addition to your service on the Board generally, you will be expected to serve on one or more committees of the Board. For up to one year, this may include your service on the Audit Committee of the Board.

Upon the effective date of your election to the Board, you will be granted an option to purchase up to 120,000 units of the Company’s 2012 Unit Option Plan, with a purchase price that is no less than the fair market value of a Unit on the date of grant, under the terms and conditions set forth in the grant agreement and the Company’s 2012 Unit Option Plan (the “Plan”). During the period of your services, the option will vest in equal monthly installments over 36 months. In the event of a merger or acquisition resulting in the Company not surviving, the vesting of units will be completely accelerated.

In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a Director of the Company and (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and its unitholders to remove any individual from the Board at any time in accordance with the provisions of applicable law and the company’s governance documents.

To confirm your acceptance of this course of action, please sign and date one copy of this letter and return it to me in the envelope provided.

We look forward to your contributions as a Director.

Sincerely,

/s/ Ted Ho

Ted Ho
Chief Executive Officer

Accepted:

/s/ Andrew Miller 4/19/2012
Andrew Miller